Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Mercury New Holdco, Inc. of our report dated March 3, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in reportable segment described in Note 21 as to which the date is June 13, 2014, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of LIN Media LLC, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Hartford, CT

July 3, 2014